MARCUMBP
ACCOUNTANTS ▲ ADVISORS
麦楷博平

June 12, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Luckwel Pharmaceuticals Inc. under Item 4.01 of its Form 8-K dated June 12, 2019. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Luckwel Pharmaceuticals Inc. contained therein.

Very truly yours,

Marcum Bernstein + Pinchuk LLP

Marcum Bernstein and Pinchuk LLP